Exhibit 10.90

FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
FOR SENIOR VICE PRESIDENTS AND ABOVE
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE
ADVANCED MICRO DEVICES, INC.
2004 EQUITY INCENTIVE PLAN
Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), pursuant to its 2004 Equity Incentive Plan (as amended and restated, the “Plan”), hereby grants to the holder listed below (“Participant”), this award of performance-based restricted stock units set forth below (the “PRSUs”). This award of PRSUs is subject to all of the terms and conditions set forth herein, in the Terms and Conditions to the PRSUs (the “Terms and Conditions”), in any terms and conditions for Participant’s country set forth in the appendix thereto, as applicable (the “Appendix”) and in the Plan, each of which are incorporated herein by reference.

Participant:

Grant Date:
Target Number of PRSUs:	units

Vesting Schedule and Performance Conditions:    [To be specified in individual agreements]
By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions, the Appendix and this Performance-Based Restricted Stock Unit Grant Notice. Participant has reviewed the Plan, the Terms and Conditions, the Appendix and this Performance-Based Restricted Stock Unit Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Performance-Based Restricted Stock Unit Grant Notice and fully understands all provisions of the Plan, the Terms and Conditions, the Appendix and this Performance-Based Restricted Stock Unit Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator (as defined in the Plan) upon any questions arising under the Plan, the Terms and Conditions, the Appendix or this Performance-Based Restricted Stock Unit Grant Notice.

ADVANCED MICRO DEVICES, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

Exhibit 10.90

TERMS AND CONDITIONS
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN
These Terms and Conditions (these “Terms and Conditions”), collectively with the accompanying Performance-Based Restricted Stock Unit Grant Notice (the “Grant Notice”) and any country-specific terms and conditions contained in the Appendix hereto, as applicable (the “Appendix”), comprise your agreement (the “Agreement”) with Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), regarding performance-based restricted stock units (the “PRSUs”) awarded under the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (as amended and restated, the “Plan”). Capitalized terms not specifically defined herein have the same meanings assigned to them in the Plan.
1.     Vesting of Performance-Based Restricted Stock Units. The PRSUs will vest on the date(s) shown on the Grant Notice provided that (a) the performance condition(s) for the vesting of such PRSUs has been met, specifically including any required certifications of such performance condition(s) and (b) you continue to be an active Service Provider through each vesting date. Without limiting the foregoing, the vesting of any PRSUs is conditioned on your performing the duties assigned to you by the Company’s management or Board, as applicable, in a manner and with results satisfactory to the Company’s management or Board, as applicable.
2.    Issuance of Shares. Subject to Sections 5, 6(g) and 10 of these Terms and Conditions and further subject to any applicable country-specific terms and conditions set forth in the Appendix, the shares (“Shares”) of Company common stock will be issued in your name after the PRSUs vest (but in no event later than March 15 following the calendar year in which the PRSUs vest. Until the Shares are actually issued in settlement of your vested PRSUs, the PRSUs will represent an unfunded, unsecured obligation of the Company.
3.     Nontransferability of PRSUs. Unless determined otherwise by the Administrator, the PRSUs may not be pledged, assigned, sold or otherwise transferred.
4.     Forfeiture of PRSUs. Except as otherwise provided in Section 6(d) of these Terms and Conditions, if your status as a Service Provider terminates for any reason before the vesting date(s) shown on the Grant Notice, your unvested PRSUs will be cancelled and you will not have any right to receive Shares pursuant to the PRSUs.

5.    Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the issuance of Shares upon settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if you are covered under a Company tax equalization policy). In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;
(b)withholding from proceeds of the sale of Shares issuable or issued to you upon vesting and/or settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without your further consent or direction); or
(c)withholding in Shares to be issued upon vesting and/or settlement of the PRSUs.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
If you are covered by a Company or Employer tax equalization policy, you agree to pay to the Company or Employer any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, you must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
6.     Other Terms and Conditions.
(a)    The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt of the PRSUs and the Shares upon vesting, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan.

2

(b)    Stockholder Rights. Until the Shares are issued, you have no right to vote or receive dividends or any other rights as a stockholder with respect to the PRSUs.
(c)     Employment Relationship. Nothing in the Agreement will confer on you any right to continue in the employ of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment at any time.
(d)    Change of Control. Notwithstanding anything to the contrary herein, in the event that the Company experiences a Change of Control (as defined in the Plan), then the following provisions will apply:
(i)    Any PRSUs that were earned prior to the occurrence of the Change of Control (other than any PRSUs you are deemed to earn pursuant to subparagraph (ii) below) (the “Pre-CIC Earned PRSUs”), will remain subject to their respective service-based vesting schedule, as provided in Exhibit A, attached hereto.
(ii)    With respect to any outstanding PRSUs that have not been earned as of the date of the Change of Control, you will be deemed to have earned the number of PRSUs (the “CIC Earned PRSUs”) that would have been earned based on the actual achievement of the Performance Level determined as of the date of the Change of Control, in the Compensation Committee’s sole discretion, and any remaining unearned PRSUs will be automatically forfeited without further consideration. At the time of such Change of Control, the CIC Earned PRSUs (if any) will convert automatically into an equal number of time-based restricted stock units (the “CIC RSUs”) that will vest as follows:
(A)if the Change of Control occurs before the first anniversary of the Grant Date, the CIC RSUs will vest in three (3) equal annual installments beginning on the first anniversary of the Grant Date;
(B)if the Change of Control occurs on or after the first anniversary of the Grant Date but before the second anniversary of the Grant Date, one-third of the CIC RSUs will be fully vested on the date of the Change of Control, and the remaining two-thirds will vest in two equal installments on the second and third anniversaries of the Grant Date; and
(C)if the Change of Control occurs on or after the second anniversary of the Grant Date but before the third anniversary of the Grant Date, two-thirds of the CIC RSUs will be fully vested on the date of the Change of Control, and the remaining one-third will vest on the third anniversary of the Grant Date;
provided, in each case, that you remain a Service Provider with the Company, the Employer (or each of their successors) through each applicable vesting date.
(iii)    Notwithstanding the foregoing, if, upon or any time during the three (3) year period following the Change of Control, your employment or service is terminated by the Company, the Employer (or each of their successors) other than for Misconduct or you terminate your employment or service with the Company, the Employer (or each of their successors) in a Constructive Termination, then any unvested Pre-CIC Earned PRSUs and CIC RSUs will immediately and fully vest and be distributed as of your date of termination.

3

(e)    Declination of PRSUs. If you wish to decline your PRSUs, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive a grant of stock options or other compensation as replacement for the declined PRSUs.
(f)    Recovery in the Event of a Financial Restatement; Claw-Back Policy. In the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Administrator will review all equity-based compensation (including the PRSUs) awarded to employees at the Senior Vice President level and above.  If the Administrator (in its sole discretion) determines that you were directly involved with fraud, misconduct or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by Applicable Laws, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will not have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the U.S. Securities and Exchange Commission (the “SEC”) (whichever first occurs) of the financial document embodying such financial reporting requirement.   In determining whether to seek recovery, the Administrator may take into account any considerations it deems appropriate, including Applicable Laws and whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation. Further, and notwithstanding the foregoing, the PRSUs (including any proceeds, gains or other economic benefit actually or constructively received by you upon any receipt of the PRSUs or upon the receipt or resale of any Shares underlying the PRSUs) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
(g)    Deferral of Settlement of Vested PRSUs. In the Administrator’s discretion, you may elect to defer settlement of one or more of your vested PRSUs in accordance with the rules and procedures prescribed by the Board or the Compensation Committee, which rules and procedures shall, among other things, be consistent with the requirements of Section 409A (as defined below). In such case the Shares issuable under such vested PRSUs will be delivered to you at the time and in the manner provided for pursuant to your deferral election.
7.    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;

4

(c)all decisions with respect to future PRSU grants, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan will not create a right to further employment with the Company or the Employer and will not interfere with the ability of the Company or the Employer to terminate your employment relationship at any time;
(e)you are voluntarily participating in the Plan;
(f)the PRSUs and the Shares subject to the PRSUs, and the value and income of such PRSUs and Shares, are not intended to replace any pension rights or compensation;
(g)the PRSUs and the Shares subject to the PRSUs, and the value and income of such PRSUs and Shares, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)the PRSU grant and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates;
(i)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages will arise from forfeiture of the PRSUs resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of Applicable Laws), and in consideration of the grant of the PRSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer, any Parent or any of their respective Parents, Subsidiaries or Affiliates, waive your ability, if any, to bring such claim against the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates, and release the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you will be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of such claims;
(k)in the event of termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of Applicable Laws), your right to vest in the PRSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed or providing services and will not be extended by any notice period mandated under applicable local laws (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to Applicable Laws); the Administrator will have the exclusive discretion to determine when you are no longer actively employed or providing services for purposes of your PRSU grant (including whether you may still be considered to be providing services while on a leave of absence);

5

(l)the PRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger of the Company with or into another company or the sale of substantially all of the assets of the Company; and
(m)the following provisions apply only if you are providing services outside the United States:
(i)    the PRSUs and the Shares subject to the PRSUs, and the value and income of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    none of the Company, the Employer, or any of their respective Parents, Subsidiaries or Affiliates will be liable for any foreign exchange rate fluctuation between any local currency and the United States Dollar that may affect the value of the PRSUs, any amounts due to you pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

8.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award Documentation by and among, as applicable, the Employer, the Company and their respective Parents, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole

6

purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company or Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you PRSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
10.     Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted at the time of such issuance or transfer; and, you understand that the Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which the Company’s common stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the SEC or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and the lapse of such reasonable period of time following the vesting or settlement as the Administrator may from time to time establish for reasons of administrative convenience. The Shares shall be fully paid and nonassessable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company has unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary or advisable to comply with securities or other laws applicable to issuance of Shares.
11.     Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.
12.     Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. For purposes of litigating

7

any dispute that arises directly or indirectly from the relationship of the Company and you evidenced by this grant or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
13.     Further Instruments. You agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.

14.    Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the PRSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement.

15.    Language. If you have received the Agreement or any other Award Documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Imposition of Other Requirements.     The Company reserves the right to impose other requirements on your participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.     Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.

19.    Appendix. Notwithstanding any provisions in the Award Documentation, the PRSU grant will be subject to any special terms and conditions for your country set forth in an Appendix to these Terms and Conditions. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Company reserves the right to require you to sign any

8

additional agreements or undertakings that may be necessary to accomplish the foregoing. The Appendix constitutes part of the Agreement.

20.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
21.     Entire Agreement. The Plan, these Terms and Conditions, the Appendix and the Grant Notice, including Exhibit A thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.
22.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., PRSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
23.    Notices. Any notice to be given under the terms of the Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last address reflected on the Company’s records. By a notice given pursuant to this Section 23, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to you shall, if you are then deceased, be given to your legal representative. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar local service in jurisdictions outside of the United States.
24.     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the PRSUs and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
25.    Section 409A. The PRSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the

9

Agreement, if at any time the Administrator determines that the PRSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PRSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
26.    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. You shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PRSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PRSUs, as and when vested or settled pursuant to the terms hereof.
27.     Termination, Rescission and Recapture. The PRSUs are intended to align your long-term interests with the long-term interests of the Company. If you engage in certain activities discussed below, either during employment with the Company or after such employment terminates for any reason, the Company may terminate any outstanding, unexpired or unpaid PRSUs (“Termination”), rescind any payment or delivery pursuant to the PRSUs (“Rescission”) or recapture any cash or any Shares or any proceeds from your sale of Shares acquired pursuant to the PRSUs (“Recapture”), as more fully described below and to the extent permitted by Applicable Laws. For purposes of this Section 27, Competitive Organization or Business is defined as those corporations, institutions, individuals, or other entities identified by the Company as competitive or working to become competitive in the Company’s most recently filed annual report on Form 10-K.
(a) You are acting contrary to the long-term interests of the Company if you fail to comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that you signed or otherwise agreed to in favor of the Company.
(b) You are acting contrary to the long-term interests of the Company if, during the restricted period set forth below, you engage in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:
(i) while employed by the Company, you render services to or otherwise directly or indirectly engage in or assist, any Competitive Organization or Business;
(ii) while employed by the Company or at any time thereafter, without the prior written consent of the Compensation Committee of the Board, you (A) use any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any Competitive Organization or Business or (B) solicit away or attempt to solicit away any

10

customer or supplier of the Company if in doing so, you use or disclose any of the Company’s confidential information or trade secrets;
(iii) while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a Competitive Organization or Business (as conducted now or during the term of this Agreement);
(iv) while employed by the Company or during the period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit away or influence or attempt to influence or solicit away any client, customer or other person either directly or indirectly to direct his/her or its purchase of the Company’s products and/or services to any Competitive Organization or Business; or
(v) while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit or influence or attempt to influence or solicit any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his/her employment or consulting relationship with the Company or become an employee of or perform services for any outside organization or business that is or is working to become competitive with the Company.
The activities described in this Section 27(b) are collectively referred to as “Activities Against the Company’s Interest.”
(c) If the Company determines, in its sole and absolute discretion, that: (i) you have violated any of the requirements set forth in Section 27(a) above or (ii) you have engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the ‘Trigger Date’), then the Company will, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the PRSUs, Shares issued or issuable to you pursuant to the PRSUs or the proceeds you received therefrom, provided, that such Termination, Rescission and/or Recapture shall not apply to the PRSUs to the extent that such PRSUs vested earlier than one year prior to the Trigger Date. Within ten days after receiving notice from the Company that Rescission or Recapture is being imposed on any PRSU, you shall deliver to the Company the Shares acquired pursuant to the PRSUs, or, if you have sold such Shares, the gain realized, or payment received as a result of the rescinded payment or delivery. Any payment by you to the Company pursuant to this Section 27(c) shall be made either in cash or by returning to the Company the Shares that you received in connection with the rescinded payment or delivery. It shall not be a basis for Termination, Rescission or Recapture if after your termination of employment, you purchase, as an investment or otherwise, stock or other securities of a Competitive Organization or Business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent equity interest in the organization or business.
(d) Upon payment or delivery of Shares pursuant to the PRSUs, you shall, if requested by the Company, certify on a form acceptable to the Company that you are in compliance with the

11

terms and conditions of this Agreement and, if you are no longer a Service Provider, shall state the name and address of your then-current employer or any entity for which you perform business services and your title, and shall identify any organization or business in which you own a greater-than-five-percent equity interest.
(e) Notwithstanding the foregoing provisions of this Section 27, in exceptional cases, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by you or the PRSUs shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act by you or other equity awards.
(f) Nothing in this Section 27 shall be construed to impose obligations on you to refrain from engaging in lawful competition with the Company after the termination of employment. For the avoidance of doubt, you acknowledge that this Section 27(f) shall not limit or supersede any other agreement between you and the Company concerning restrictive covenants.
(g) All administrative and discretionary authority given to the Company under this Section 27 shall be exercised by the Compensation Committee of the Board, or an executive officer of the Company as the Compensation Committee may designate from time to time.
(h) Notwithstanding any provision of this Section 27, if any provision of this Section 27 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by Applicable Laws, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under Applicable Laws. Furthermore, if any provision of this Section 27 is illegal under any Applicable Laws, such provision shall be null and void to the extent necessary to comply with Applicable Laws.
(i) Notwithstanding the foregoing, this Section 27 shall not be applicable to you from and after your termination of employment if such termination of employment occurs after a Change of Control.

By signing the Grant Notice or otherwise accepting the PRSU grant and the Shares issued upon vesting of the PRSUs, you agree to be bound by terms of the Agreement and the Plan.

12

Exhibit 10.90

APPENDIX

Terms and Conditions
Performance-Based Restricted Stock Unit Award
Advanced Micro Devices, Inc. 2004 Equity Incentive Plan

Capitalized terms not specifically defined in this Appendix (this “Appendix”) have the same meaning assigned to them in the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (as amended and restated, the “Plan”) and/or the Terms and Conditions to which this Appendix is attached (the “Terms and Conditions”).

Terms and Conditions
This Appendix includes additional terms and conditions that govern the grant of PRSUs in your country. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the grant but prior to the vesting of the PRSUs or are considered a resident of another country for local law purposes, the Company may, in its discretion, determine to what extent the additional terms and conditions contained herein will be applicable to you.

Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting of the PRSUs, the receipt of any dividends or dividend equivalents or the subsequent sale of the Shares.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the PRSUs are granted to you or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you.

Exhibit 10.90

ARGENTINA
Notifications
Securities Law Information. Neither the PRSUs nor the Shares subject to the PRSUs are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Certain restrictions and requirements may apply if and when you transfer proceeds from the sale of Shares or any cash dividends paid with respect to such Shares into Argentina.
Exchange control regulations in Argentina are subject to frequent change. Prior to vesting in the PRSUs or remitting funds into Argentina, you should consult with your personal legal advisor regarding any exchange control obligations you may have in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. You must report any equity interests you hold in a foreign company (e.g., Shares acquired under the Plan) as of December 31 each year to the Argentine tax authorities on your annual tax return.
AUSTRALIA
Terms and Conditions
Data Privacy. This following provision supplements Section 9 of the Terms and Conditions:
The Company can be contacted at One AMD Place, Sunnyvale, CA, 94088, U.S.A. The Australian Employer can be contacted at Part Level 8, 15 Talavera Road, North Ryde, NSW 2113, Sydney, Australia.
Data will be held in accordance with the Company’s Worldwide Standards of Business Conduct, a copy of which can be obtained on the Company’s website or by contacting the Company or the Australian Employer at the address listed above.
You understand and agree that Data may be transferred to recipients of Data located outside of Australia, including the United States and any other country where the Company has operations.
Australia Offer Document. The offer of PRSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of the PRSUs to Australian resident Participants, which is being provided to you with the Agreement.
Notifications
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

Exhibit 10.90

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. If you are a resident of Belgium, you are required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) opened and maintained outside of Belgium on your annual tax return. In a separate report, you are also required to provide the National Bank of Belgium with the account details of any foreign accounts (including the account number, bank name and country in which any such account was opened).
BRAZIL
Terms and Conditions
Nature of Grant. The following provisions supplement Section 7 of the Agreement:
By accepting the PRSUs, you acknowledge, understand and agree that (i) you are making an investment decision, (ii) you will be entitled to vest in, and receive Shares pursuant to, the PRSUs only if the vesting conditions are met and any necessary services are rendered by you between the date of grant and the vesting date(s), and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to you.
Compliance with Laws. By accepting the PRSUs, you agree that you will comply with Brazilian law when you vest in your PRSUs and sell Shares. You also agree to report and pay applicable Tax-Related Items associated with the vesting and settlement of the PRSUs, the receipt of any dividends and the subsequent sale of the Shares acquired at settlement.
Notifications
Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000. Assets and rights that must be reported include any Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
CANADA
Terms and Conditions

Exhibit 10.90

Settlement of Performance-Based Restricted Stock Units. The following provision supplements Section 2 of the Terms and Conditions:
Notwithstanding any discretion contained in Section 11(d) of the Plan, PRSUs will be settled in Shares only, not cash.
Termination of Service. The following provision replaces Section 7(k) of the Terms and Conditions (but is not intended to derogate from Section 12 (“Governing Law; Jurisdiction; Severability”)):
Unless continuing vesting is required by applicable employment standards legislation, in the event of termination of your status as Service Provider for any reason (even if ‘without cause’), your right to vest in the PRSUs under the Plan, if any, will terminate effective as of the date that is the earlier of:
(1) the date your status as a Service Provider terminates,
(2) the date that you receive written notification of termination from the Company (regardless of whether that termination is ‘for cause’ or ‘without cause’), or
(3) the date your active employment ends, regardless of any notice period or period of pay in lieu of such notice required under Applicable Laws (which includes the Canadian “common law” if Section 12 is found to be invalid);
the Company has the exclusive discretion to determine when you are no longer actively employed or providing services for purposes of your PRSUs (including whether you may still be considered to be providing services while on a leave of absence);

The following provisions will apply if you are a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. The following provision supplements Section 9 of the Terms and Conditions:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel involved in the administration and operation of the Plan. You further authorize the Company, the Employer and any of their respective Parents, Subsidiaries and Affiliates and the Administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer and any of their respective

Exhibit 10.90

Parents, Subsidiaries and Affiliates to record such information and to keep such information in your employee file.
Notifications
Securities Law Information. You will not be permitted to sell or otherwise dispose of the Shares acquired upon vesting of the PRSUs within Canada. You will only be permitted to sell or dispose of any Shares if such sale or disposal takes place outside of Canada on the facilities on which such Shares are traded.
Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign specified property (including cash held outside of Canada and Shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement) if the total value of the foreign property exceeds C$100,000 at any time in the year. Unvested PRSUs must be reported (generally, at a nil cost) on Form 11351 if the C$100,000 cost threshold is exceeded due to other foreign property the you hold. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other Shares of the Company, this ACB may have to be averaged with the ACB of the other Shares. The form T1135 must be filed with your annual tax return by April 30 of the following year for every year during which his or her foreign property exceeds C$100,000. You should consult with your personal tax advisor to determine your reporting requirements.
CHINA
The following terms and conditions will apply if you are subject to exchange control restrictions and regulations in China, as determined by the Company in its sole discretion.
Terms and Conditions
Settlement of Performance-Based Restricted Stock Units and Sale of Shares. The following provision supplements Section 2 of the Terms and Conditions:
You agree to maintain any Shares you obtain upon vesting in an account with the designated broker prior to sale. Further, you agree to sell all Shares issued upon vesting of the PRSUs either immediately after vesting or, if no immediate sale is required, promptly upon notice of termination of your status as a Service Provider. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You agree to sign any forms and/or consents required by the Company’s designated broker to effectuate the sale of Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, you acknowledge that the sale of Shares upon termination of your status as a Service Provider will be made as soon as administratively possible after the Company’s stock plan administration is aware of your termination, but the Company is not committed to sell the Shares at any particular time after termination of your status as a Service Provider. However, you are always free to sell the Shares yourself at any time prior to the date

Exhibit 10.90

the Company arranges for the sale of the Shares. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Exchange Control Requirements.  You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the sale of the Shares issued upon the vesting of the PRSUs as well as any cash dividends paid on such Shares to China. You further understand that, under Applicable Laws, such repatriation of your cash proceeds will need to be effectuated through a special exchange control account established by the Company, the Employer or other Parents, Subsidiaries or Affiliates, and you hereby consent and agree that any proceeds from the sale of any Shares you acquire or from cash dividends paid on such Shares will be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Notifications
Exchange Control Information. Chinese residents may be required to report to exchange control regulators all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with individuals who are not Chinese residents.
CZECH REPUBLIC
Notifications
Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the PRSUs and the opening and maintenance of a foreign account.
Because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the PRSUs and the sale of Shares to ensure compliance with current regulations. It is your responsibility to comply with Czech exchange control laws.
FRANCE
Terms and Conditions
French Language Provision. By accepting the PRSU grant and the Shares issued at vesting, you confirm having read and understood the documents relating to the Plan which were provided to you in the English language and you accept the terms of those documents.

Exhibit 10.90

En acceptant l’attribution des PRSU et les actions émises durant l’acquisition, vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise et vous en acceptez les termes en connaissance de cause.
Notifications
Tax Information. The PRSUs are not intended to be French tax-qualified Awards.
Foreign Asset/Account Reporting Information. You must report all foreign accounts, whether open, current or closed (including any brokerage account established for purposes of your participation in the Plan) to the French tax authorities in your annual income tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you receive a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan or the receipt of dividends paid on such Shares, the report must be made electronically by the fifth day of the month following the month in which the payment was received. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.
HONG KONG
Terms and Conditions
Settlement of PRSUs and Sale of Shares. The following provision supplements Section 2 of the Terms and Conditions:
Notwithstanding any discretion contained in Section 11(d) of the Plan, PRSUs will be settled in Shares only, not cash. This provision is without prejudice to the application of Section 5 of the Agreement.
In the event the PRSUs vest and Shares are issued to you within six months of the date of grant, you agree that you will not dispose of any Shares acquired prior to the six-month anniversary of the date of grant.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
Notifications
Securities Law Warning: The PRSUs and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company, the Employer or other Parents, Subsidiaries or Affiliates. The Agreement, the Plan and other Award Documentation have not been prepared in accordance with and are not

Exhibit 10.90

intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Agreement, the Plan or the other Award Documentation been reviewed by any regulatory authority in Hong Kong. The PRSUs are intended only for the personal use of each eligible Service Provider and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement , the Plan or the other Award Documentation, you should obtain independent professional advice.
INDIA
Notifications
Exchange Control Information. You understand that you must repatriate any proceeds from the sale of Shares acquired under the Plan to India within 90 days of receipt and any cash dividends paid on such Shares to India within 180 days of receipt. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult with your personal tax advisor in this regard.
INDONESIA
Notifications
Exchange Control Information. Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on foreign exchange activities on an online monthly report no later than the fifteenth day of the following month
In addition, if you remit proceeds from the sale of Shares or the receipt of dividends paid on such Shares into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a Transfer Report Form. The Transfer Report Form will be provided to you by the bank through which the transaction is made.
ISRAEL
Terms and Conditions
Settlement of Performance-Based Restricted Stock Units and Sale of Shares. Unless otherwise determined by the Administrator, you agree to the immediate sale of all Shares issued upon vesting of the PRSUs. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this

Exhibit 10.90

authorization), and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You agree to sign any forms and/or consents required by the Company’s designated broker to effectuate the sale of Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Notifications
Securities Law Information. An exemption from the requirement to file a prospectus with respect to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the SEC are available free of charge upon request with your local human resources representative.
ITALY
Terms and Conditions
Data Privacy. The following provision replaces in its entirety Section 9 of the Terms and Conditions:
You understand that the Employer and/or the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security number (to the extent permitted under Italian law), passport or other identification number, salary, nationality, job title, number of Shares held and the details of all PRSUs or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (“Data”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You are aware that providing the Company with your Data is necessary for the performance of the Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
The controller of personal data processing is Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94088, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is Advanced Micro Devices S.p.a., Via Polidoro da Caravaggio 6, 20156, Milano, Italy. You understand that Data may be transferred to the Company, the Employer or other Parents, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the PRSUs or cash from the sale of such Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby acknowledge that the processing activity, including the transfer of

Exhibit 10.90

your personal data abroad, outside of the European Union, as herein specified and pursuant to Applicable Laws and regulations, does not require your consent because the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the above specified purposes will take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by Applicable Laws and regulations, with specific reference to D.lgs. 196/2003.
You understand that Data will be held only as long as is required by Applicable Laws or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of Data and cease, for legitimate reasons, Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Advanced Micro Devices S.p.a., Via Polidoro da Caravaggio 6, 20156, Milano, Italy.
Plan Document Acknowledgment. In accepting the PRSUs, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the following sections of the Terms and Conditions: Section 1: Vesting of PRSUs, Section 2: Issuance of Shares; Section 4: Forfeiture of PRSUs; Section 5: Responsibility for Taxes; Section 7: Nature of Grant and the Data Privacy provisions above.
Notifications
Foreign Asset/Account Reporting Information. If you hold investments abroad or foreign financial assets (e.g., cash, Shares, PRSUs) that may generate income taxable in Italy, you are required to report them on your annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to you if you are beneficial owners of the investments, even if you do not directly hold investments abroad or foreign assets.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax, subject to an exemption on the first €6,000. The taxable amount will be the fair market value of the financial assets (e.g., Shares acquired under the Plan) assessed at the end of the calendar year.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including Shares acquired under the Plan) as of December 31, to the

Exhibit 10.90

extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding PRSUs, as well as Shares, in the report.
KOREA
Notifications
Exchange Control Information. If you realize US$500,000 or more from the sale of Shares or the receipt of any dividends in a single transaction, Korean exchange control laws require you to repatriate the proceeds to Korea within three years of the sale or receipt of such proceeds.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine your personal reporting obligations.
MALAYSIA
Terms and Conditions
Data Privacy. The following provision replaces Section 9 of the Terms and Conditions:

Exhibit 10.90

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award Documentation by and among, as applicable, you, the Company, the Employer and other Parents, Subsidiaries and Affiliates or any third parties authorized by same in assisting in the implementation, administration or management of your participation in the Plan.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all PRSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You also authorize any transfer of Data, as may be required, to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the PRSUs are deposited.  You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data.  You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data,

Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa Dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Induk,Anak Syarikat dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, insurans sosial, nombor pasport atau pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua PRSUs atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada broker Pelan yang ditetapkan oleh Syarikat, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan Saham yang diperolehi melalui pemberian hak PRSUs. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-

undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam

Exhibit 10.90

require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing “Ask HR” at http://AskHR on AMD Central.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your status as a Service Provider and career with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future PRSUs or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda , di mana butir-butir hubungannya adalah “Ask HR” at http://AskHR on AMD Central. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status anda sebagai Pemberi Perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan PRSU pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Notifications
Director Notification Obligation. If you are a director of the Company’s Malaysian Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent, Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., an Award under the Plan or Shares) in the Company or any related company. Such notifications must be made upon receiving or disposing of any interest in the Company or any related company.

Exhibit 10.90

MEXICO
Terms and Conditions
No Entitlement or Claims for Compensation. These provisions supplement Sections 6 and 7 of the Terms and Conditions:
Modification. By accepting the PRSUs, you understand and agree that any modification of the Plan or the Agreement or its termination will not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Award of PRSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with principal executive offices at One AMD Place, Sunnyvale, CA 94088, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is AMD Latin America, Ltd. – Mexico City Branch Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000 - México, nor does it establish any rights between you and the Employer.
Plan Document Acknowledgment. By accepting the Award of PRSUs, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
In addition, by accepting the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in Section 7 of the Terms and Conditions, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right, (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis, (iii) participation in the Plan is voluntary, and (iv) the Company, the Employer and other Parents, Subsidiaries and Affiliates are not responsible for any decrease in the value of the Shares underlying the PRSUs.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company, the Employer or other Parents, Subsidiaries or Affiliates for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Company, the Employer and other Parents, Subsidiaries and Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Téminos y Condiciones
Ausencia de derecho para reclamar compenssaciones. Estas disposiciones complementan el apartado 6 y 7 de los Términos y Condiciones

Exhibit 10.90

Modificación. Al aceptar las Unidades de Acción Restringida, usted reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o detrmineto en los términos y condiciones de empleo.
Declaración de Política. El Otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas en One AMD Place, Sunnyvale, CA 94088, U.S.A., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es AMD Latin America, Ltd. – Mexico City Branch, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000 - México, así como tampoco establece ningún derecho entre Usted y su Empleador.
Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al aceptar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección 7 de los Téminos y Condiciones Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, su Empleador y cualquier empresa Matriz, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.
Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía, su Matriz, Subsidiaria o Afiliada por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, su Matriz, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Information. If you transfer funds in excess of €15,000 into Poland in connection with the sale of Shares or the receipt of dividends, the funds must be transferred via a bank account. You are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such

Exhibit 10.90

transaction occurred. If you hold Shares acquired under the Plan and/or maintain a bank account abroad, you will have reporting duties to the National Bank of Poland; specifically, if the aggregate value of Shares and cash held in such foreign accounts exceeds PLN7,000,000, you must file reports on the transactions and balances of the accounts on a quarterly basis. You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting duties.
RUSSIA
Terms and Conditions
Immediate Sale Restriction. You agree that the Company is authorized, at its discretion, to instruct its designated broker to assist with the sale of your Shares issued upon the vesting of the PRSUs (on your behalf pursuant to this authorization) should the Company determine that such sale is necessary or advisable under Russian securities or exchange control laws. You expressly authorize the Company’s designated broker to complete the sale of such Shares and acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the cash proceeds, less any brokerage fees, commissions or Tax-Related Items, will be remitted to you in accordance with any Applicable Laws and regulations. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of grant.
U.S. Transaction. You understand that the acceptance of the PRSUs results in an agreement between you and the Company that is completed in the U.S. and that the Agreement is governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.
Upon vesting and settlement of the PRSUs, if the Company in its discretion allows you to hold Shares, such Shares must be held in the U.S. and will not be delivered to you in Russia. You acknowledge that you are not permitted to sell or otherwise transfer Shares directly to other individuals in Russia, nor are you permitted to bring any certificates representing the Shares (if any) into Russia.
Data Privacy. The following provision supplements Section 9 of the Terms and Conditions:
You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of Data contained in Section 9 and, by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Russia, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.
Notifications
Exchange Control Information. Upon the sale of Shares acquired under the Plan or the receipt of any cash dividends paid on such Shares, you must repatriate the proceeds back to Russia

Exhibit 10.90

within a reasonably short time after receipt of the proceeds. You may remit proceeds to your foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities and (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing. The repatriation requirement does not apply to dividends paid on Shares issued upon vesting of the PRSUs. You are strongly encouraged to contact your personal advisor to confirm the applicable Russian exchange control rules because significant penalties may apply in the case of non-compliance and because exchange control requirements may change.
Foreign Asset / Account Reporting Information. As described above, Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details. Russian residents are also required to file reports of the transactions in their foreign bank accounts with the Russian tax authorities on an annual basis. In addition, Russian residents are required to report any cash transactions with respect to foreign bank accounts to the Russian tax authorities. The tax authorities can require any supporting documents related to the transactions in a Russian resident’s foreign bank account.
Securities Law Information. The grant of the PRSUs and the distribution of the Plan and all other materials you may receive regarding participation in the Plan do not constitute an offering or the advertising of securities in Russia. The issuance of Shares pursuant to the Plan has not and will not be registered in Russia and, therefore, the Shares may not be used for an offering or public circulation in Russia. You are not permitted to sell Shares directly to other Russian legal entities or residents.
Labor Law Information. If you continue to hold Shares acquired at vesting of the PRSUs after an involuntary termination of your service, you may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information. Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). You should consult with your personal legal advisor to determine whether the restriction applies to you.
SINGAPORE
Term and Conditions
Sale of Shares. The Shares subject to the PRSUs may not be offered for sale in Singapore prior to the six-month anniversary of the date of grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.)(“SFA”).
Notifications

Exhibit 10.90

Securities Law Information. The Award of PRSUs is being made pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the SFA and is not made with a view to the PRSUs or underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
CEO and Director Notification Obligation. If you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of the Company’s Singapore Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Parent, Subsidiary or Affiliate in writing when you receive an interest (e.g., an Award or Shares) in the Company, the Employer or other Parents, Subsidiaries or Affiliates. In addition, you must notify the Company’s Singapore Parent, Subsidiary or Affiliate when you sell Shares or shares of any Parent, Subsidiary or Affiliate (including when you sell Shares issued upon vesting and settlement of the PRSUs). These notifications must be made upon acquiring or disposing of any interest in the Company, the Employer or other Parents, Subsidiaries or Affiliates. In addition, a notification of your interests in the Company, the Employer or other Parents, Subsidiaries or Affiliates must be made upon becoming the CEO or a director.
SPAIN
Terms and Conditions
No Entitlement for Claims or Compensation. The following provision supplements Section 7 of the Terms and Conditions:
By accepting the PRSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan documents.
You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant PRSUs under the Plan to individuals who may be Consultants, Directors and Employees throughout the world. The decision is limited and entered into based upon the express assumption and condition that any PRSUs will not economically or otherwise bind the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the PRSUs are granted on the assumption and condition that the PRSUs are not, and will not become, part of any employment contract (whether with the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates) and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever will arise from the grant of PRSUs, which is gratuitous and discretionary, since the future value of the PRSUs and the underlying Shares is unknown and unpredictable. You also understand that this grant of PRSUs would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the PRSUs and any right to the underlying Shares will be null and void.

Exhibit 10.90

Further, the vesting of the PRSUs is expressly conditioned on your status as an active Service Provider, such that if your status as a Service Provider terminates for any reason whatsoever, your PRSUs cease vesting immediately effective the date of your termination of your status as a Service Provider for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
Notifications
Securities Law Information. No “offer to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the PRSUs. The Plan, the Agreement (including this Appendix) and any other documents evidencing the grant of the PRSUs have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
Exchange Control Information. To participate in the Plan, you must comply with exchange control regulations in Spain. You must declare the acquisition of stock in a foreign company (including Shares acquired under the Plan) for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. You must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
In addition, any securities accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts, may need to be declared electronically to the Bank of Spain, depending on the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year.
Foreign Asset/Account Reporting Information. To the extent that you hold rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, you will be required to report information on such rights and assets on your tax return for such year. After such rights and assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by March 31 following the end of the relevant year. It is your responsibility to comply with these reporting obligations, and you should consult with your personal tax and legal advisors in this regard.
In addition, you are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including Shares

Exhibit 10.90

acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.
SWEDEN
There are no country-specific provisions.
TAIWAN
Notifications
Securities Law Information. The PRSUs and the underlying Shares are available only for certain Service Providers. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.
Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) into and out of Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Notifications
Exchange Control Information. When you realize US$50,000 or more in a single transaction from the sale of Shares issued to you at vesting and settlement of the RSUs or you receive a cash dividend paid on such Shares, you must immediately repatriate all cash proceeds to Thailand and then either convert such proceeds to Thai Baht or deposit the funds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation. If the amount of your proceeds is US$50,000 or more in a single transaction, you must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You should consult your personal advisor before taking action with respect to remittance of proceeds from the sale of Shares into Thailand. You are responsible for ensuring compliance with all exchange control laws in Thailand.
TURKEY
Notifications
Securities Law Information. Pursuant to Turkish securities law, you are not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York

Exhibit 10.90

Stock Exchange, which is located outside of Turkey, under the ticker symbol “AMD” and Shares acquired under the Plan may be sold through this exchange.
Exchange Control Information. Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, you may be required to appoint a Turkish broker to assist you with the sale of the Shares acquired under the Plan.  You should consult your personal legal advisor before selling any Shares acquired under the Plan to confirm the applicability of this requirement to you.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. The Plan is only being offered to qualified Service Providers and constitutes an “exempt personal offer” of equity incentives to Service Providers in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Service Providers and must not be delivered to, or relied on by, any other person.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement or the Plan. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority, depending on the employee’s location in the United Arab Emirates, have not approved this statement, the Plan, the Agreement or any other documents you may receive in connection with the PRSUs or taken steps to verify the information set out therein, and have no responsibility for such documents.
You should conduct your own due diligence on the Shares. If you do not understand the contents of the Plan and the Agreement, you should consult an authorized financial adviser.
UNITED KINGDOM
Terms and Conditions
Settlement of Performance-Based Restricted Stock Units. The following provision supplements Section 2 of the Terms and Conditions:
Notwithstanding any discretion contained in Section 11(d) of the Plan, PRSUs will be settled in Shares only, not cash.
Responsibility for Taxes. The following provisions supplement Section 5 of the Terms and Conditions:
You must pay to the Company or the Employer any amount of income tax due that the Company or the Employer may be required to account to Her Majesty’s Revenue and Customs (“HMRC”) with respect to the event giving rise to the Tax-Related Items (the “Taxable Event”) that cannot be satisfied by the means described in this Section 5. If payment or withholding of the income

Exhibit 10.90

tax is not made within 90 days of the end of the U.K. tax year in which the Taxable Event occurs or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected income tax will (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)) constitute a loan owed by you to the Company or the Employer (as applicable), effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC official rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in this Section 5. If you fail to comply with your obligations in connection with the income tax due as described in this Section 5, the Company may refuse to deliver the Shares acquired under the Plan.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the income tax due. In the event that you are a director or executive officer and the income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any National Insurance contributions due on this additional benefit. You acknowledge that the Company or the Employer may recover any such National Insurance contributions at any time thereafter by any of the means referred to in this Section 5.